Exhibit 99.1

Transcript of portion of earnings call conducted by Live Nation, Inc. on May 7, 2009

Michael Rapino - Live Nation – President and Chief Executive Officer

Finally, as you’re aware, in February we announced and entered into a merger agreement with Ticketmaster Entertainment. Upon closing we believe that the combined company will accelerate the execution of our vision and strategy to build an artist directed company that provides a full service connection between the artists and fans. We believe the combination will provide us with significant strategic and financial benefits, and we continue to work hard to close this merger. We still expect that we’ll close in the third or fourth quarter of the year.

. . .

Question:

Okay. My last question is with regard to the Ticketmaster deal and the timing of it. Isn’t closing by the end of this year a little bit aggressive and what are the milestones we should look for from this point forward?

Michael Rapino:

We’re into second review as we announced. It is an extensive data collection period. So all indications we’re getting from our advisors is that fall is a very reasonable close and time period. In terms of our business right now, we’re pretty much focusing on executing the core, the milestones, and Ticketmaster is into some refinancing bank debt. That’s going well. We assume that will get done soon. I guess we’ll have a shareholder vote late Julyish, maybe early August would be the next milestone, and then after that you would just look for the close.

Question:

We should expect a proxy early June?

Kathy Willard:

By late May, early June is where we’re timing right now.

. . .

Question:

Hello, everyone. I have some questions about the status of Live Nation’s ticketing efforts off of here, and what part of new business you’re soliciting as part of the upcoming merger. As I understand it, you’re basically just doing ticketing for your own venues but not soliciting other outside venues, is that correct?

Michael Rapino:

Yes.

Question:

And is that under the planned business model going forward even after the merger?

Michael Rapino:

No. We have been talking well before we announced this merger that the most important thing to do in 2009 was to execute against our inventory. The scale of our inventory is a big challenge, so we didn’t have the capability and the resources to be chasing other people’s businesses this year, so our plan always was in 2009 let’s make sure we can do the best job of executing our inventory and by the end of the year as we can prove out to others that we know how to do it, our model works, our website works, our platform works, then we would look at third-party business at that point.

Question:

Is that still the plan after the merger to still have that happen?

Michael Rapino:

Yes.

Question:

Okay. Is there any sort of official contracted agreement between you and Ticketmaster to not do that or is that just simply your own business strategy?

Michael Rapino:

That was our business strategy well before the merger announcement.

Question:

Okay.

Michael Rapino:

Merger or not we wouldn’t be chasing new buildings this month. We have a big summer season, and selling our tickets in our amphitheater and maximizing every ticket sale we can is our number one execution strategy right now.

Question:

So you’re going to show everyone look how we did it our own way in 2009 and in 2010 you will go out and go elsewhere to sell your opportunities? How is that going to work going forward when you’re going to be competing basically one side of the house versus the other side of the house in 2010?

Michael Rapino:

I will leave all that merger stuff for another call because it is premature at this point on how the two will work together on a public basis. We’ll leave those for another call when we can get into that.